UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No. )

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Filed by a Party other than the Registrant ☐

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[	] Definitive Proxy Statement
[	] Definitive Additional Materials
[	] Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

SUPERTEL HOSPITALITY, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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SUPERTEL HOSPITALITY, INC.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held on May 24, 2007

The Annual Meeting of the shareholders of Supertel Hospitality, Inc. will be held at the Doubletree Hotel at 1616 Dodge Street, Omaha, Nebraska 68102, on Thursday, May 24, 2007, at 10:00 a.m., local time, for the following purposes:

1.	To elect directors to serve on the Board of Directors until the annual meeting of shareholders in 2008 or until their successors have been duly elected and qualified;

2.

To approve an amendment to the Articles of Incorporation to increase the authorized capital stock of the Company by increasing the authorized shares of common stock from 25,000,000 to 100,000,000 and increasing the authorized shares of preferred stock from 10,000,000 to 40,000,000;

3.	To ratify the selection of KPMG LLP as the Company’s independent registered public accounting firm for 2007;

4.	To transact such other business as may properly come before the Annual Meeting and any adjournments thereof.

Only shareholders of the Company of record as of the close of business on April 5, 2007 will be entitled to notice of and to vote at the Annual Meeting and any adjournments thereof.

We enclose, as a part of this Notice, a Proxy Statement which contains further information regarding the Annual Meeting and the items of business.

In order that your shares may be represented at the Annual Meeting, you are urged to promptly complete, sign, date and return the accompanying Proxy Card in the enclosed envelope, whether or not you plan to attend the Annual Meeting. If you attend the Annual Meeting in person you may, if you wish, vote personally on all matters brought before the Annual Meeting even if you have previously returned your Proxy Card.

By Order of the Board of Directors,

PAUL J. SCHULTE
President and Chief Executive Officer

Norfolk, Nebraska

April 10, 2007

SUPERTEL HOSPITALITY, INC.

PROXY STATEMENT

GENERAL INFORMATION

This Proxy Statement is provided in connection with the solicitation of proxies by the Board of Directors of Supertel Hospitality, Inc. (the Company) for use at the annual meeting of shareholders to be held on Thursday, May 24, 2007 and any adjournments thereof. The mailing address of the principal executive offices of the Company is 309 N. 5th St., Norfolk, NE 68701. This Proxy Statement and the Proxy Card, Notice of Meeting and the Company’s Annual Report, all enclosed herewith, are first being mailed to the shareholders of the Company on or about April 10, 2007.

The Proxy Solicitation

There are two parts to this solicitation: the Proxy Card and this Proxy Statement. The Proxy Card is the means by which you actually authorize another person to vote your shares in accordance with your instructions. This Proxy Statement provides you with information that you may find useful in determining how to vote.

The solicitation of proxies is being made by the Company primarily through the use of the mails. The cost of preparing and mailing this Proxy Statement and accompanying material, and the cost of any supplementary solicitations, which may be made by mail, telephone or personally by officers of the Company, will be borne by the Company.

Revocation and Voting of Proxies

Execution of a proxy will not affect a shareholder’s right to attend the Annual Meeting and to vote in person. Any shareholder giving a proxy has the power to revoke it by submitting a properly executed proxy bearing a later date, by delivering written notice of revocation to the Secretary of the Company before or at the Annual Meeting or by attending the meeting and voting in person. Proxies will extend to, and will be voted at, any properly adjourned session of the Annual Meeting. The proxy will be voted as specified by the shareholder in the space(s) provided on the Proxy Card. If no specification is made, the proxy will be voted “for” the eight nominees for directors, “for” approval of the amendment of the Articles of Incorporation and “for” ratification of KPMG LLP as the Company’s independent registered public accounting firm for fiscal 2007.

Voting Rights of Shareholders and Votes Required

Only those shareholders of record at the close of business on April 5, 2007, are entitled to notice of and to vote at the Annual Meeting, or any postponements or adjournments of the meeting. At the close of business on April 5, 2007, the Company had 19,728,121 shares of common stock outstanding, $.01 par value per share. The Company has 1,454,080 of its non-voting Series A Convertible Preferred Stock (“Preferred Stock”) outstanding. Each share of common stock entitles the record holder thereof to one vote upon each matter to be voted upon at the Annual Meeting. Cumulative voting is not permitted. Under Virginia law and the Company’s articles of incorporation and bylaws, a majority of the outstanding shares entitled to vote must be present in person or by proxy at the Annual Meeting to constitute a quorum for the transaction of business.

Shares of common stock represented by proxies marked “abstain” will be counted as shares present for purposes of determining a quorum. Shares of common stock that are voted by brokers holding shares for beneficial owners on some matters will be treated as present for purposes of determining a quorum, but will not be treated as shares entitled to vote at the Annual Meeting on those matters as to which authority is withheld by the broker (“broker non-votes”). No specific provision of Virginia law or the Company’s articles of incorporation or bylaws address abstentions or broker non-votes.

The proposal to approve the amendment of the Articles of Incorporation requires the affirmative vote of the majority of the outstanding shares of common stock. Abstentions and broker non-votes will have the same effect as a vote against this proposal.

The eight nominees receiving the most votes cast at the Annual Meeting will be elected directors; therefore broker non-votes will not affect the outcome of the election of directors.

With regard to any other matter, including ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm, shareholders may vote in favor, vote against or abstain from voting on the matter. Approval of such a matter requires more votes cast “for” the matter than votes cast “against” the matter. Thus, although abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum for the transaction of business, they are generally not counted for purposes of determining if a proposal has been approved, and therefore have no effect.

SECURITIES OWNERSHIP

OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the beneficial ownership of our common stock and Preferred Stock as of April 5, 2007 by the following persons (a) each shareholder known to us to beneficially own more than 5% of the outstanding shares of our common stock, (b) each director, (c) each executive officer named in the Summary Compensation Table and (d) all directors and executive officers as a group. On April 5, 2007 there were 19,728,121 shares of common stock outstanding and 1,454,080 share of Preferred Stock outstanding. The shares of Preferred Stock are non-voting and are convertible into an aggregate of 2,573,722 shares of common stock.

Name of Beneficial Owner	Title of Class	Amount and Nature of Beneficial Ownership		Percent of Class (1)
Mark H. Tallman P. O. Box 4397 Lincoln, NE 68504	Common Stock	1,338,175	(2)	6.8%

Clarus Capital Group Management LP 237 Park Avenue, Suite 900 New York, NY 10017	Common Stock	1,151,359	(2)	5.8%

Allen L. Dayton	Common Stock Preferred Stock	928,312 50,000	(3)	4.7 3.4	% %
Paul J. Schulte	Common Stock Preferred Stock	981,571 20,000	(4)	4.9 1.3	% %
Steve H. Borgmann	Common Stock	861,543	(5)	4.4%
Jeffrey M. Zwerdling	Common Stock Preferred Stock	156,246 10,000	(6)		* *
George R. Whittemore	Common Stock Preferred Stock	121,958 15,000	(7)		* *
Joseph Caggiano	Common Stock	32,857	(8)		*
Loren Steele	Common Stock	16,507	(9)		*
Patrick J. Jung	Common Stock	5,857	(10)		*
Donavon A. Heimes	Common Stock	27,760	(11)		*
All directors and executive officers as a group (9 persons)	Common Stock Preferred Stock	3,132,612 95,000	(12)	15.9 6.4	% %

*	Represents less than 1% of the outstanding shares.

(1)

In calculating the indicated percentage, the denominator includes the shares of common stock that would be acquired by the person upon the conversion of the Preferred Stock owned by the person or through the exercise of options. The denominator excludes the shares of common stock that would be acquired by any other person upon such conversion or exercise.

(2)	Based solely on Schedule 13G’s filed by the beneficial owners.

(3)

Includes 707,255 shares of common stock held by the Southern Improvement Company, Inc., 112,100 shares of common stock held by Video Service of America, Inc., 88,500 shares of common stock that Mr. Dayton would acquire upon the conversion of his shares of Preferred Stock and 2,857 shares of common stock which he has the right to acquire through the exercise of options. Mr. Dayton has pledged 319,355 shares of common stock and 10,000 shares of Preferred Stock in his margin account with a broker.

(4)

Includes 29,500 shares of common stock owned by Mr. Schulte’s wife, 35,400 shares of common stock that he would acquire upon the conversion of his shares of Preferred Stock, and 30,000 shares of common stock which he has the right to acquire through the exercise of options. Also reflects Mr. Schulte’s 33.3% ownership interest in Supertel, Inc., which holds 146,266 shares of common stock. Mr. Schulte has pledged his common stock up to a value of $1,422,000 to secure a personal line of credit with a bank.

(5)

Includes 24,500 shares held by Mr. Borgmann’s wife, 1,500 shares held by his child and 2,857 shares of common stock which he has the right to acquire through the exercise of options. Also reflects Mr. Borgmann’s 33.3% ownership interest in Supertel, Inc., which holds 146,266 shares of common stock, and Mr. Borgmann’s 30% ownership interest in Creston Super 8 Motel, Inc., which holds 196,856 shares of common stock.

(6)

Includes 43,659 shares of common stock held in various accounts of which Mr. Zwerdling serves as trustee or over which he has complete trading authorization (these positions are revocable), 17,700 shares of common stock that he would acquire upon the conversion of his shares of Preferred Stock and 2,857 shares of common stock which he has the right to acquire through the exercise of options.

(7)

Includes 28,476 shares of common stock and 10,000 shares of Preferred Stock owned by Mr. Whittemore’s wife, 26,550 shares of common stock that he and his wife would acquire upon the conversion of his shares of Preferred Stock and 2,857 shares of common stock he has the right to acquire through the exercise of options.

(8)	Includes 2,857 shares of common stock which Mr. Caggiano has the right to acquire through the exercise of options.

(9)	Includes 2,857 shares of common stock which Mr. Steele has the right to acquire through the exercise of options.

(10)	Includes 2,857 shares of common stock which Mr. Jung has the right to acquire through the exercise of options.

(11)	Includes 260 shares owned by Mr. Heimes’ wife and 27,500 shares of common stock which he has the right to acquire through the exercise of options.

(12)

Includes 168,150 shares of common stock that the directors and executive officers would acquire upon the conversion of their shares of Preferred Stock and 77,500 shares of common stock which they have the right to acquire through the exercise of options.

CORPORATE GOVERNANCE

Independence

The Company’s Articles of Incorporation and the Nasdaq Global Market listing standards each requires that a majority of the Board of Directors are to be independent directors. The Articles of Incorporation defines an independent director as a person who is not an officer or employee of the Company or an affiliate of (a) any advisor to the Company under an advisory agreement, (b) any lessee of any property of the Company, (c) any subsidiary of the Company, or (d) any partnership which is an affiliate of the Company.

The Nasdaq Global Market listing standards defines an independent director as a person other than an executive officer or employee of the Company or any other individual having a relationship which, in the opinion of the Board of Directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. The following persons are not considered independent under the listing standards:

•	a director who is, or at any time during the past three years was, employed by the Company or by any parent or subsidiary of the Company;
•

a director who accepted or who has a family member who accepted any compensation from the Company in excess of $60,000 during any period of twelve consecutive months within the three years preceding the determination of independence, other than the following:

•	compensation for Board or Board committee service;
•	compensation paid to a family member who is an employee (other than an executive officer) of the Company ; or
•	benefits under a tax-qualified retirement plan, or non-discretionary compensation;
•	a director who is a family member of an individual who is, or at any time during the past three years was, employed by the Company as an executive officer;
•

a director who is, or has a family member who is, a partner in, or a controlling shareholder or an executive officer of, any organization to which the Company made, or from which the Company received, payments for property or services in the current or any of the past three fiscal years that exceed 5% of the recipient's consolidated gross revenues for that year, or $200,000, whichever is more, other than the following:

•	payments arising solely from investments in the Company's securities; or
•	payments under non-discretionary charitable contribution matching programs;
•

a director who is, or has a family member who is, employed as an executive officer of another entity where at any time during the past three years any of the executive officers of the Company serve on the compensation committee of such other entity; or

•

a director who is, or has a family member who is, a current partner of the Company's outside auditor, or was a partner or employee of the Company's outside auditor who worked on the Company's audit at any time during any of the past three years.

Board of Directors

The current eight-member Board of Directors is comprised of a majority of independent directors, as defined by the Nasdaq Global Market listing standards and the Company’s Articles of Incorporation. The Board of Directors has determined that the following directors are independent under the Company’s Articles of Incorporation and the Nasdaq Global Market listing standards: Messrs. Borgmann, Zwerdling, Steele, Caggiano, Dayton and Jung.

The Board of Directors held eight meetings in 2006. During 2006, all directors attended at least 75% of all Board meetings and meetings of the committees on which they served. The non-employee directors met in executive session at all board meetings in 2006 without management present, and will meet in executive session without management present at all future board meetings.

The Company has not adopted a formal policy on Board members’ attendance at its annual meetings of shareholders, although all Board members are encouraged to attend and historically most have done so. All Board members attended the Company’s 2006 Annual Meeting of Shareholders.

The Company’s Board of Directors has an Investment Committee, Compensation Committee, Nominating Committee and an Audit Committee. The Board of Directors may, from time to time, form other committees as circumstances warrant. Such committees have the authority and responsibility delegated to them by the Board of Directors.

Investment Committee

The Investment Committee currently consists of Messrs. Borgmann (Chairman), Zwerdling and Dayton. The Investment Committee reviews potential hotel acquisitions and makes recommendations to the Board of Directors with respect to proposed acquisitions. Any acquisition, investment or purchase of property requires approval of the Investment Committee of the Board of Directors. The Investment Committee held four meetings during 2006.

Compensation Committee

The Compensation Committee currently consists of Messrs. Steele (Chairman), Borgmann and Caggiano. All members of the Compensation Committee are independent within the meaning of the Nasdaq Global Market listing standards. This committee makes recommendations to the Board regarding executive compensation policy, the actual compensation of Directors and executive officers, and any benefit plans for the Company’s management team. The Compensation Committee held three meetings during 2006. The committee operates pursuant to a written charter adopted by the Board of Directors. A copy of the charter is available on our website at www.supertelinc.com under “corporate governance.”

Nominating Committee

The Nominating Committee currently consists of Messrs. Dayton (Chairman), Steele and Jung. The committee operates pursuant to a written charter adopted by the Board of Directors. A copy of the charter is available on our website at www.supertelinc.com under “corporate governance.”

Under its charter, the Nominating Committee is to consist of not less than three members. Each member of the Nominating Committee is independent within the meaning of the Nasdaq Global Market listing standards.

The Nominating Committee is responsible for selecting those individuals to recommend to the entire Board of Directors for election to the board. The Nominating Committee will consider shareholder nominations for directors if made (1) in writing by a shareholder entitled to vote in the election of Directors generally and (2) pursuant to the company bylaws. In order to be considered for the next election of Directors at the 2008 Annual Meeting, in accordance with the Company’s bylaws, shareholder nominations must be received by the Secretary, at the Company’s principal office in Norfolk, Nebraska, on or before February 22, 2008.

In order to be valid, a shareholder nomination must set forth (1) the name and address of the shareholder who intends to make the nomination; (2) the name and address of the person or persons to be nominated; (3) a representation that the shareholder is a record holder of stock of the Company entitled to vote at the meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (4) a description of all arrangements or understandings between the shareholder and each nominee and any other person or persons (naming such persons) pursuant to which the shareholder is making the nomination; (5) such other information regarding each nominee proposed by such shareholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission, had the nominee been nominated, or intended to be nominated, by the Board of Directors; and (6) the written consent of each nominee to serve as a director if elected. Any candidates submitted by a shareholder or shareholder group are reviewed and considered in the same manner as all other candidates.

The Nominating Committee identifies director nominees through a combination of referrals, including by management, existing board members and shareholders, and direct solicitations, where warranted. Once a candidate has been identified the Nominating Committee reviews the individual’s experience and background, and may discuss the proposed nominee with the source of the recommendation. If the committee believes it to be appropriate, committee members may meet with the proposed nominee before making a final determination whether to recommend the individual as a nominee to the entire Board of Directors to stand for election to the board.

Among the factors that the committee considers when evaluating proposed nominees are their experience in the hospitality industry and knowledge of and experience in business matters, finance, capital markets and mergers and acquisitions. The committee may request references and additional information from the candidate prior to reaching a conclusion. The committee is under no obligation to formally respond to recommendations, although as a matter of practice, every reasonable effort is made to do so.

The Nominating Committee received no shareholder recommendations for nomination to the Board of Directors in connection with the 2007 Annual Meeting. The Nominating Committee held one meeting during 2006.

Audit Committee

The Audit Committee currently consists of Messrs. Jung (Chairman), Zwerdling, and Caggiano. All members of the Audit Committee are independent within the meaning of the Nasdaq Global Market listing standards. The Audit Committee is responsible for the engagement of the independent registered public accounting firm, reviews with the independent registered public accounting firm, the plans and results of the audit engagement, approves professional services provided by the independent registered public accounting firm, reviews the independence of the independent registered public accounting firm, considers the range of audit and non-audit fees and reviews the adequacy of the Company’s internal accounting controls. The Board of Directors has determined that Patrick J. Jung is an audit committee financial expert and independent within the meaning of SEC regulations. The Audit Committee operates pursuant to a written charter adopted by the Board of Directors. A copy of the charter is available on our website at www.supertelinc.com under “corporate governance.” The Audit Committee held four meetings during 2006. The Audit Committee has a written policy with respect to its review and approval or ratification of transactions between the Company and a director, executive officer or related person covered by the SEC’s rule S-K 404(a).

Shareholder Communications with the Board of Directors

The Company provides an informal process for shareholders to send communications to the Board of Directors. Shareholders who wish to contact the Board of Directors or any of its members may do so in writing to Board of Directors, Supertel Hospitality, Inc., 309 North 5th Street, Norfolk, NE 68701. Correspondence directed to an individual board member will be referred to that member. Correspondence not directed to a particular board member will be referred to the Chairman of the Board.

ITEM 1. ELECTION OF DIRECTORS

Nominees for Directors

The Company’s articles of incorporation provide that the Board of Directors can set the number of directors, but also provide that the Board of Directors must have no less than three nor more than nine directors. The Board of Directors has set the number of directors to serve in 2007 at eight, which means that eight directors will be elected at the Annual Meeting and will serve a term expiring at the next annual meeting or until a successor is selected. Each of the nominees is currently a director and has served continuously since joining the Board.

The Board of Directors has no reason to doubt the availability of the nominees, and all have indicated their willingness to serve as a director of the Company if elected. If any nominee becomes unavailable or unwilling to serve as a director for any reason, the person named as proxy on the Proxy Card is expected to consult with the Nominating Committee of the Company in voting the shares represented by the proxies, including voting for a substitute nominee.

The names of the director nominees, and certain information about them, are set forth below.

Paul J. Schulte, Chairman of the Board, Director, President and Chief Executive Officer. Mr. Schulte, age 73, became President and Chief Executive Officer effective August 15, 2004. Mr. Schulte joined the Company’s Board in October 1999, upon acquisition by the Company of the former Supertel Hospitality, Inc. Prior to the acquisition, he was a founder and had been Chairman of the Board, Director, President and Chief Executive Officer of the former Supertel, which was involved in acquiring, developing, owning, managing and operating limited service hotels.

George R. Whittemore, Director. Mr. Whittemore has served as a director of the Company since November 1994. Mr. Whittemore, age 57, retired, served as President and Chief Executive Officer of the Company until August 15, 2004. Mr. Whittemore served as Senior Vice President and director of both Anderson & Strudwick, Incorporated, a brokerage firm based in Richmond, Virginia, and Anderson & Strudwick Investment Corporation, from October 1996 until October 2001. Anderson & Strudwick served as an underwriter for the Company’s public stock offerings. He served as a director and the President and Managing Officer of Pioneer Federal Savings Bank and its parent, Pioneer Financial Corporation, from September 1982 until August 1994, when these institutions were acquired by a merger with Signet Banking Corporation (now Wachovia Corporation). Mr. Whittemore was appointed President of Mills Value Adviser, Inc., a registered investment advisor, in April 1996. Mr. Whittemore is currently a director of Village Bank & Trust in Richmond, Virginia. He is also a director of Prime Group Realty Trust in Chicago, Illinois. Mr. Whittemore is a graduate of the University of Richmond.

Steve H. Borgmann, Director. Mr. Borgmann joined the Company’s Board in October 1999, and since the merger between the former Supertel and the Company he has been engaged in developing and owning apartment buildings. Mr. Borgmann, age 61, was a founder, director and the Executive Vice President of former Supertel. Prior to the merger, Mr. Borgmann had been involved in acquiring, developing, owning, managing and operating limited service hotels for the former Supertel or its predecessors since 1978. Mr. Borgmann is a graduate of the University of Nebraska - Lincoln.

Committee: Compensation, Investment

Jeffrey M. Zwerdling, Esq., Director. Mr. Zwerdling has served as a director of the Company since November 1996. Mr. Zwerdling, age 62, is Managing Partner at the law firm of Zwerdling, Oppleman & Adams in Richmond, Virginia since June 1972. Mr. Zwerdling is a general practice attorney with an emphasis in commercial real estate, corporate law and general litigation. He is currently President and a director of The Corporate Center, owner of a 225,000 square foot office park complex located in Richmond, Virginia. Mr. Zwerdling is a graduate of Virginia Commonwealth University (B.S.) and William & Mary Law School (J.D.).

Committees: Audit, Investment

Loren Steele, Director. Mr. Steele joined the Company’s Board in October 1999, upon the merger between the former Supertel and the Company. Mr. Steele, age 66, is Vice Chairman and Chief Executive Officer of The Rivett Group, L.L.C., an owner and operator of motel properties based out of Aberdeen, South Dakota. He is past Chairman of the International Franchise Association. From May 1993 to January 1994, he served as an executive officer of The Rivett Group. From October 1988 through April 1993, Mr. Steele was Vice Chairman and Chief Executive Officer of Super 8 Enterprises Motel System, Inc. prior to its acquisition by Cendant Corporation. He served as a director of the former Supertel from February 1994 to October 1999.

Committees: Nominating, Compensation

Joseph Caggiano, Director. Mr. Caggiano joined the Company’s Board in October 1999, upon the merger between the former Supertel and the Company. Mr. Caggiano, age 81, retired, served as Vice Chairman Emeritus of Bozell, Jacobs, Kenyon & Eckhardt, Inc., an advertising and public relations firm, from 1991 through December 1998. From 1974 to 1991, Mr. Caggiano served as Chief Financial Officer and Vice Chairman of the Board of Bozell & Jacobs, an advertising and public relations firm. Mr. Caggiano served as a director of the former Supertel from February 1994 to October 1999.

Committees: Audit, Compensation

Allen L. Dayton, Director. Mr. Dayton joined the Company’s Board in May 2003, upon election by the Company’s shareholders. Mr. Dayton, age 58, has been Chairman of the Board of Video Service of America since 1977 and Southern Improvement Company since 2000. Mr. Dayton is a private investor and his investment holdings include positions in companies operating in the printing, cable television, distribution and real estate industries. Mr. Dayton was previously Chairman of the Kellogg Savings Bank. Mr. Dayton sits on the boards of several business schools, and also serves as a Trustee of the University of Nebraska Foundation.

Committees: Investment, Nominating

Patrick J. Jung, Director. Mr. Jung age 59, has served as Chief Operating Officer of Magnet Retail Advertising LLC since 2001. Mr. Jung was with KPMG from 1970 until 2000. During that period, he served as a partner for 20 years and as the Managing Partner of the Nebraska Business Unit (offices in Omaha and Lincoln) for six years. Mr. Jung is a CPA, and is a graduate of the University of South Dakota and received his M. B.A. from Creighton University. Mr. Jung serves on the board of directors of the Burlington Capital Group, including America First Tax Exempt Investors, L.P. and also serves on the board of directors of Werner Enterprises, Inc. He also serves as chairman of Werner Enterprises’ audit committee and its compensation committee.

Committees: Audit, Nominating

Unless authority for the above nominees is withheld, the person named as proxy on the Proxy Card will vote the shares represented by the enclosed proxy card, if executed and returned, “for” the election of the nominees named above.

The Board of Directors Unanimously Recommends a Vote “FOR” each of the Nominees

COMPENSATION DISCUSSION AND ANALYSIS

The following compensation discussion and analysis provides information which management believes is relevant to an assessment and understanding of compensation awarded to, earned by or paid to Supertel’s executive officers listed in the summary compensation table (named executive officers). This discussion should be read in conjunction with the summary compensation table and related tables in this proxy statement and the “Compensation Committee” information in the corporate governance section in this proxy statement.

Compensation Overview and Objective. The Compensation Committee of the Board of Directors (the “Committee”) has the responsibility for developing and maintaining an executive compensation policy for named executive officers that creates a direct relationship between pay levels and corporate performance and returns to shareholders. The objective of the Company’s compensation program is to attract and retain a high caliber of management who will manage the Company in a manner that will promote its goals to achieve long term profitability and to advance the interest of the Company’s shareholders. The Committee believes that the performance in 2006 of the named executive officers indicate their commitment to achieving such goals for the Company and its shareholders. The compensation program for named executive officers seeks to achieve the objective of retaining a high caliber of management by:

•	providing overall competitive pay levels,
•	creating proper incentives to enhance shareholder value,
•	rewarding superior performance, and
•	compensating at levels that are justified by the returns available to shareholders.

Compensation Practices. The Committee reviews the SNL Executive Compensation Review for Real Estate Securities and information on other publicly traded hotel real estate investment trusts to determine base salaries. The Committee also evaluates the performance of the executive officers during the year, and will award cash bonuses or long-term incentives for significant performance.

The Company adopted the Supertel 2006 Stock Plan in 2006 for the benefit of its named officers and other employees. The plan, approved by the Company shareholders, is the first equity based compensation plan adopted by the Company. The Company has employment agreements with the Chief Executive Officer and Chief Financial Officer. Supertel does not have a pension plan. Supertel’s executive officers may participate in its 401(k) Plan on the same terms as other participating employees. Supertel does not maintain a perquisite program for its executive officers.

Components of Compensation. Supertel’s executive compensation has three components, each of which is intended to support the overall compensation objective of retaining a high caliber of management. The three components are base salary, annual bonuses, and equity incentives. Historically the Company has paid solely cash compensation to its executive officers. In 2006, the Company added equity incentives to the compensation program for named executive officers. For 2006, base salary accounted for approximately 85% of the total cash compensation of the named executive officers and bonuses accounted for approximately 15% of total cash compensation.

Base Salary. Base salary is targeted to be competitive to attract and retain executives qualified to manage a hotel REIT. Base salary is intended to compensate the executive for satisfying the requirements of the position. Salaries for executive officers are reviewed by the Committee on an annual basis and may be changed based on the individual’s performance or a change in competitive pay levels in the marketplace.

The Committee reviews with the Chief Executive Officer an annual salary plan for the Company’s executive officers (other than the Chief Executive Officer). The salary plan is modified as deemed appropriate and approved by the Committee. The annual salary plan is developed by the Chief Executive Officer and is based on a national survey of real estate investment trusts and his judgment as to the past and expected future contributions of the individual executive. The Committee reviews and establishes the base salary of the Chief Executive Officer based on similar competitive compensation data and the Committee’s assessment of his past performance, leadership in the conduct of the Company’s business, and its expectation as to his future contribution in directing the long-term success of the Company.

Based on the factors described above, the Committee established base salaries for 2007 for the named executive officers as follows: Mr. Schulte, $250,000 and Mr. Heimes, $200,000.

Annual Bonuses. The Committee reviewed named executive officers’ performance in 2006 in the acquisitions of additional hotels for the Company, an equity offering by the Company and debt financing. Based on the review of the officers’ performance, the Committee authorized discretionary cash bonuses to the named executive officers as follows: Mr. Schulte, $35,000 and Mr. Heimes, $25,000.

Equity Incentive Plan. Equity stock incentives are provided primarily through grants of stock options to executive officers pursuant to the shareholder approved Supertel 2006 Stock Plan. The Committee recognizes the value of equity incentives in assisting Supertel in the hiring and retaining of management personnel and in enhancing the long-term mutuality of interest between Supertel shareholders and its directors, officers and employees. The Committee granted options for an aggregate of 60,000 shares to the executive officers during 2006, which were the first stock options granted by the Company to its named executive officers. Options were granted to the named executive officers as follows: Mr. Schulte, 30,000 options and Mr. Heimes, 27,500 options. Stock options are granted at the market value on the date of the grant and have value only if the Company’s stock price increases. Stock options granted during 2006 vested on December 31, 2006. Employees must be employed by the Company at the time of vesting in order to exercise the options. No options were exercised during 2006.

The Committee has stated its belief that the compensation components described above provide compensation that is competitive with comparable REITs, link executive and shareholder interests and provide the basis for the Company to attract and retain qualified executives. The Committee has indicated that it will continue to monitor the relationship among executive compensation, the Company’s performance and shareholder value.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management and, based on such review and discussion, has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

COMPENSATION COMMITTEE

Loren Steele, Chairman

Steve H. Borgmann

Joseph Caggiano

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Option Awards ($)(1)	All Other Compensation ($)(2)	Total ($)

Paul J. Schulte, President Chief Executive Officer	2006	250,000	35,000	20,700	22,000	327,700
Donavon A. Heimes Chief Financial Officer, Treasurer and Secretary	2006	175,000	25,000	18,975	5,688	224,663

(1) This column includes the compensation expense recorded by the Company in 2006 on stock options. See footnote 9 to the Company's consolidated financial statements for the assumptions used in the valuation of these awards.

(2) Amounts for Mr. Heimes represent contributions credited by the Company during 2006 to its 401(k) plan. Amount for Mr. Schulte represents director fees paid to him by the Company during 2006.

Employment Agreements

On August 25, 2005, upon the recommendation of the Compensation Committee and approval of the Board of Directors, the Company entered into employment agreements with President and Chief Executive Officer Paul Schulte and Chief Financial Officer Donavon Heimes. Each of the agreements provided for an initial term from September 1, 2005 until December 31, 2005, with successive one-year renewal periods unless terminated by either party. The agreements provide for annual base salaries for Messrs. Schulte and Heimes in the amount of $250,000 and $150,000, respectively, subject in each case to review by the Compensation Committee annually. Each of the agreements provides that the employee will be considered for cash bonuses and option grants on an annual basis. Any such bonus will be based on the recommendation of the Compensation Committee and any such option grant will be made in the sole discretion of the Compensation Committee. Each of the agreements also provide that, in the event the Company terminates the agreement without cause, the employee would be entitled to receive his annual base salary for twelve months following termination. The agreements also contain confidentiality and noncompetition covenants. On November 29, 2006, the Compensation Committee approved an increase in Mr. Heimes’ annual salary to $200,000 effective January 1, 2007.

Grants of Plan-Based Awards

Name	Grant Date	All Other Option Awards: Number of Securities Underlying Options (#)(1)	Exercise or Base Price of Option Awards ($/Sh)	Closing Market Price on Date of Grant of Options ($/Sh)	Grant Date Fair Value of Stock and Option Awards(2)

Paul J. Schulte President, Chief Executive Officer	May 26, 2006	30,000	5.89	6.00	20,700
Donavon A. Heimes Chief Financial Officer, Treasurer and Secretary	May 26, 2006	27,500	5.89	6.00	18,975

(1)

Stock option awards are made under the Supertel 2006 Stock Plan, at an exercise price which is equal to the average of the high and low sales price of the common stock as reported on the date of grant.

(2)	See footnote 9 to the Company’s consolidated financial statements for the assumptions used in valuing these awards.

Outstanding Equity Awards at Fiscal Year-End

	Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date

Paul J. Schulte, President Chief Executive Officer	30,000	0	5.89	May 25, 2010
Donavon A. Heimes Chief Financial Officer, Treasurer and Secretary	27,500	0	5.89	May 25, 2010

Potential Payments Upon Termination or Change-in-Control

The Company does not have special severance or change-in-control payment agreements with its executive officers. The Company’s employment agreements with Messrs. Schulte and Heimes provide that in the event such officer’s employment is terminated without cause, the officer will receive 12 months of base salary.

Director Compensation

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)(1)	Total ($)

Steve H. Borgmann	22,750	1,971	24,711
Joseph Caggiano	22,000	1,971	23,971
Allen L. Dayton	22,000	1,971	23,971
Patrick J. Jung	23,500	1,971	25,471
Loren Steele	22,750	1,971	24,711
George R. Whittemore	21,500	1,971	23,471
Jeffrey M. Zwerdling	22,000	1,971	23,971

(1) See footnote 9 to the Company’s consolidated financial statements for the assumptions used in valuing these awards. Director fees paid to Mr. Schulte are reported in the Summary Compensation Table.

Each director receives $20,000 per year for serving as a director. Additionally, effective August 24, 2006, the board of directors approved director fees of $1,000 per meeting attended in person and $500 per telephonic meeting, and committee chairman compensation is as follows: audit committee chairman annual retainer of $3,000; compensation committee chairman annual retainer of $1,500 and investment committee chairman annual retainer of $1,500.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors is comprised of three Directors, each of whom satisfies the independence and financial literacy requirements of the Nasdaq Stock Market listing standards. The Board of Directors has determined that Mr. Jung is an audit committee financial expert (as defined by the Securities and Exchange Commission). The Audit Committee operates under a written charter adopted by the Board of Directors. The Audit Committee reviews and reassesses the charter annually and recommends any changes to the Board for approval. Management is responsible for the Company’s internal controls and the financial reporting process. The independent registered public accounting firm is responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with U.S. generally accepted auditing standards and for issuing a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes. In this context, the Audit Committee has met and held discussions with management and KPMG LLP (“KPMG”), the Company’s independent registered public accounting firm for the fiscal year ended December 31, 2006.

Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America, and the Audit Committee has reviewed and discussed the audited consolidated financial statements with management and KPMG.

The Audit Committee has discussed with KPMG the matters required to be discussed by Statement on Auditing Standards No. 61 (Codification of Statements on Accounting Standards).

The Audit Committee has also received the written disclosures and the letter from KPMG relating to the independence of that firm as required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and has discussed with KPMG that firm’s independence from the Company.

Based upon the Audit Committee’s discussions with management and KPMG and the Audit Committee’s review of the representation of management and the report of KPMG to the Audit Committee, the Audit Committee recommended that the Board of Directors include the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006 filed with the Securities and Exchange Commission.

The Audit Committee appointed KPMG to serve as the Company’s independent registered public accounting firm for fiscal year 2007, subject to shareholder approval.

THE AUDIT COMMITTEE

Patrick J. Jung, Chairman

Jeffrey M. Zwerdling

Joseph Caggiano

ITEM 2: AMENDMENT OF ARTICLES OF INCORPORATION TO INCREASE

THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK

AND PREFERRED STOCK

The Board of Directors has approved, and recommends that shareholders approve an amendment to the Company’s articles of incorporation that would increase the number of authorized shares of common stock from 25 million to 100 million shares and the number of authorized shares of preferred stock from 10 million shares to 40 million shares. The proposed amendment would replace the first sentence in Article III of the articles of incorporation in its entirety to read as follows:

“The total number of shares of stock that the Corporation has authority to issues is 100 million shares of Common Stock, $0.01 par value per share, and 40 million shares of Preferred Stock, $.01 par value per share.”

Purposes and Effects of the Increase in Number of Authorized Shares

As of April 5, 2007, of the 25 million shares of common stock currently authorized:

•	19,728,121 shares were issued and outstanding;
•	2,797,292 shares are subject to issuance upon conversion by the holders of shares of Series A Preferred Stock;
•	567,805 shares may be issued by the Company in connection with the redemption of operating partnership units of Supertel Limited Partnership; and
•	100,000 shares are subject to issuance upon the exercise of outstanding options.

The additional shares of common stock for which authorization is sought, if and when issued, would have the same rights and privileges as the shares of common stock presently outstanding.

As of April 5, 2007, of the 10 million shares of preferred stock currently authorized, 1,454,080 shares were issued and outstanding and 126,311 shares were subject to issuance upon the exercise of outstanding warrants. The Company’s articles of incorporation permit the Board of Directors to authorize the issuance of shares of preferred stock from time to time, in one or more series. The Board of Directors may grant the holders of any series or class of preferred stock preferences, powers and rights, voting or otherwise, senior to the rights of common shareholders. This type of class of securities is commonly referred to as “blank check” preferred stock.

The Board of Directors believes that an increase in the number of shares of authorized common stock and preferred stock would provide the Company flexibility in corporate planning, including possible stock issuances to access external sources of capital, acquire hotels and other general corporate purposes (although no specific stock issuances are currently contemplated). In order to maintain its status as a real estate investment trust for federal income tax purposes, the Company is required to distribute 90% of its REIT taxable income. The Board of Directors believes that the Company’s ability to raise capital will be enhanced by having as flexible a capital structure as possible. The Company raised capital in 2005 with a public sale of preferred stock and again in 2006 with a public sale of common stock.

Unless otherwise required by applicable law or the Nasdaq Global Market, or any other exchange on which the Company shares are then listed for trading, the additional shares of common stock and preferred stock will be issuable without shareholder approval and on such terms and for such consideration as may be determined by the Board of Directors. The authorization of the preferred stock is not being proposed as a means of preventing or dissuading a change in control or takeover of the Company. However, the Board of Directors could authorize the issuance of preferred stock with terms and conditions that could have the effect of discouraging a takeover or other transaction that holders of some, or a majority, of the shares of common stock might believe to be in their best interests or in which holders of some, or a majority, of the shares of common stock might receive a premium for their shares of common stock over the then current market price of shares of common stock.

Vote Required

The amendment of the Company’s articles of incorporation to increase the number of authorized shares of common stock and preferred stock must be approved by the affirmative vote of a majority of the outstanding shares of common stock.

The Board of Directors Unanimously Recommends a Vote “FOR” this Proposed Amendment to the Articles of Incorporation

ITEM 3. RATIFICATION OF THE SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

The following table presents the fees for professional audit services rendered by KPMG LLP for the audit of the Company’s consolidated financial statements for the fiscal years ended December 31, 2006 and 2005, and fees billed for other services rendered by KPMG during those periods.

Year Ended December 31,	2006	2005
Audit Fees	$137,607	$223,440
Audit Related Fees (1)	$224,500	—
Tax Fees (2)	50,220	68,580
All Other Fees	—	—

Total	$412,327	$292,020

(1)	Includes fees billed for professional services rendered by KPMG LLP in connection with registration statements and audits in connection with acquisitions.
(2)	Includes fees billed for professional services rendered by KPMG LLP for tax compliance, tax advice, and tax planning.

The Audit Committee has determined that the provision of the non-audit services performed by KPMG during the 2006 and 2005 fiscal years is compatible with maintaining KPMG’s independence from the Company.

Pursuant to the terms of the Company’s Audit Committee Charter, the Audit Committee is responsible for the appointment, compensation and oversight of the work performed by the Company’s independent accountants. The Audit Committee, or a designated member of the Audit Committee, must pre-approve all audit (including audit-related) and non-audit services performed by the independent accountants in order to assure that the provisions of such services does not impair the accountants’ independence. The Audit Committee has delegated interim pre-approval authority to Mr. Jung, Chairman of the Audit Committee. Any interim pre-approval of permitted non-audit services is required to be reported to the Audit Committee at its next scheduled meeting.

The Audit Committee has appointed KPMG as the Company’s independent registered public accounting firm for fiscal year 2007 and requests that shareholders ratify this appointment. A representative of KPMG is expected to be present at the Annual Meeting and will have the opportunity to make a statement and to respond to appropriate questions. In the event the shareholders do not ratify the appointment, the appointment will be reconsidered by the Audit Committee.

KPMG’s principal function is to audit the consolidated financial statements of the Company and its subsidiaries and, in connection with that audit, to review certain related filings with the SEC and to conduct limited reviews of the financial statements included in the Company’s quarterly reports.

The Board of Directors Unanimously Recommends a Vote “FOR” Ratification of the Selection of KPMG as the Company’s Independent Accountants for Fiscal Year 2007.

SHAREHOLDER PROPOSALS FOR 2008 ANNUAL MEETING

If any shareholder intends to present a proposal to be considered for inclusion in the Company’s proxy materials in connection with the 2008 Annual Meeting, the proposal must be in proper form and must be received by the Company at its main office in Norfolk, Nebraska, on or before December 12, 2007.

If any shareholder intends to present a proposal at the 2008 Annual Meeting, the proposal must be in proper form and must be received by the Company at its main office in Norfolk, Nebraska, on or before February 22, 2008. The proxy solicited by the Board of Directors for the 2008 Annual Meeting will confer discretionary authority to vote on any shareholder proposal presented at the meeting if the Company has not received notice of such proposal by this date. The Bylaws specify the information which must accompany any such proposal. Any shareholder may obtain details on the provisions of the Bylaws from the Corporate Secretary.

OTHER MATTERS

As of the date of this Proxy Statement, management knows of no other business to be brought before the Annual Meeting. If any other matters properly come before the Annual Meeting, the proxies will be voted on such matters in accordance with the judgment of the persons named as proxies therein, or their substitutes, present and acting at the meeting.

The Company will furnish to each beneficial owner of Common Stock entitled to vote at the Annual Meeting, upon written request to the attention of Investor Relations at 309 North 5th Street, Norfolk, NE 68701, additional copies of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006, including the financial statements and financial statement schedules as filed by the Company with the SEC.

By Order of the Board of Directors,

Paul J. Schulte
President and Chief Executive Officer

April 10, 2007

PROXY

SUPERTEL HOSPITALITY, INC.

309 N. 5th Street, Norfolk, NE 68701

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints each of Paul J. Schulte and Donavon A. Heimes, as proxy, each with the power to appoint such person’s substitute, and hereby authorizes them to vote, as designated below, all the shares of common stock of Supertel Hospitality, Inc. held of record by the undersigned on April 5, 2007, at the annual meeting of shareholders to be held on May 24, 2007 or any adjournment thereof.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS AND “FOR” PROPOSALS 2 AND 3. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

(1)	Election of Directors

☐	FOR ALL NOMINEES:

☐	WITHHOLD AUTHORITY TO VOTE FOR ALL NOMINEES.

☐	FOR ALL EXCEPT:

(see	instructions below)

NOMINEES:

O	Paul J. Schulte
O	Steve H. Borgmann
O	Jeffrey M. Zwerdling
O	George R. Whittemore
O	Loren Steele
O	Joseph Caggiano
O	Allen L. Dayton
O	Patrick J. Jung

INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold as shown here: ●

(2)

To approve an amendment to the Articles of Incorporation to increase the authorized capital stock of the Company by increasing the authorized shares of common stock from 25,000,000 to 100,000,000 and increasing the authorized shares of preferred stock from 10,000,000 to 40,000,000.

☐	For

☐	Against

☐	Abstain

(3)	To ratify the selection of KPMG LLP as the Company’s independent registered public accounting firm for fiscal year 2007.

☐	For

☐	Against

☐	Abstain

(4)	In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted for the election of all nominees for director, for approval of the amendment of the articles of incorporation, and for ratification of the selection of KPMG LLP, and in their discretion for any other matters coming before the meeting.

DATED:	, 2007

Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If a partnership, please sign in partnership name by authorized person.

Signature

Signature (if held jointly)

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.